Exhibit 99.1
Commercial Metals Company Appoints Barbara Smith Chief Financial Officer
     Irving, TX — May 5, 2011 — Commercial Metals Company (NYSE: CMC) (the “Company”) headquartered in Irving, Texas, announced today that effective June 1, 2011, Barbara R. Smith will assume the role of Senior Vice President and Chief Financial Officer for the Company, reporting to Joe Alvarado, President and COO. In this position, Barbara will have responsibility for all financial functions of the Company.
     Prior to joining CMC, Smith was the Vice President and Chief Financial Officer for Gerdau Ameristeel in Tampa, FL. She also served as Senior Vice President and Chief Financial Officer for FARO Technologies, Inc. in Orlando, FL. Her career included 24 years’ service with Alcoa Inc. where Smith held a variety of financial leadership positions including Vice President of Finance for Alcoa’s Aerospace, Automotive & Commercial Transportation Group (Cleveland, OH); Vice President and Chief Financial Officer, Alcoa Fujikura Ltd.(Nashville, TN); and Director of Internal Audit (Pittsburgh, PA). A graduate of Purdue University with a degree in Accounting, Smith is also a Certified Public Accountant. Smith was recently elected to the Board of Directors for Minerals Technology, Inc. (MTX).
     Smith will succeed Bill Larson who has been with CMC for twenty years, the last twelve in the role of CFO.
     Murray R. McClean, the Company’s CEO and Chairman, said, “We are pleased to welcome Barbara to CMC, and we are confident, based on her background and experience, she will play a key role in CMC’s future success. We wish to take this opportunity to thank Bill Larson for his tremendous contribution to CMC.”
     Joe Alvarado echoed McClean’s sentiments and added, “I congratulate Barbara on her new role and I am looking forward to working with her. I am confident she will provide strong financial leadership as we begin a new chapter in the Company’s future. We thank Bill for his long and dedicated leadership, and we wish him the best.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
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Contact:	Debbie Okle Director, Public Relations 214.689.4354